Exhibit 99.1

Supreme Industries Reports Improved Second Quarter 2014 Net Earnings

Second Quarter GAAP Earnings Per Diluted Share Increases to $0.25 versus $0.06 Prior Year

Goshen, Ind.—July 24, 2014— Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies and specialty vehicles, today announced financial results for its second quarter ended June 28, 2014.  The Company divested its unprofitable shuttle bus operations in March 2014, which have been reclassified as discontinued operations in its financial statements.

2014 Second-Quarter Results

Consolidated net sales from continuing operations grew to $71.6 million in the second quarter, reflecting a 3.8% increase compared with $68.9 million during the second quarter of last year.  Net income per diluted share was $0.25 versus $0.06 during the second quarter of 2013; on a continuing operations basis, net income per diluted share was $0.25 and $0.24 for the respective periods.

Gross profit from continuing operations was $14.6 million, or 20.5% of sales, compared with $14.5 million, or 21.1% of sales, in the second quarter of 2013. The current quarter margin percentage contraction was primarily due to customer and product mix.  Additionally, prior year margins benefited from a greater proportion of higher-margin retail truck sales with fleet orders being placed later than normal in 2013. This year, fleet ordering patterns have returned to normal and as a result, the second quarter of 2014 included a higher percentage of fleet business versus the prior year.

Supreme settled a lawsuit in the second quarter of 2013 that contributed to a $3.0 million after-tax net loss being recorded in its discontinued shuttle bus operations for that quarter. Including the negative impact from discontinued operations on 2013’s results, reported net income improved to $4.3 million in the quarter, or $0.25 per diluted share, up from reported net income of $0.9 million, or $0.06 per diluted share, in last year’s comparable quarter.

Operating income from continuing operations in the second quarter of 2014 was $6.4 million, equal to last year’s second quarter operating income. Income tax expense declined in the second quarter to $2.1 million, from $2.4 million in the same quarter last year, due to lower effective tax rates.  Net income from continuing operations improved to $4.3 million, or $0.25 per diluted share during the second quarter of 2014, up from $4.0 million, or $0.24 per diluted share in the same quarter of 2013.

“Business conditions remained solid during the spring and the OEM chassis shortage that hampered financial performance in the first quarter has been mitigated. This allowed us to generate improvements in both sales and earnings in the second quarter,” said Mark Weber, President and Chief Executive Officer.

2014 First-Half Results

Consolidated net sales from continuing operations in the first half of 2014 were basically flat with last year at $124.9 million, versus $125.3 million.

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

“During the first half of the year we made notable talent and training investments in our marketing and sales organizations.  We also rolled out our proprietary, lightweight body wall, FiberPanel™ HC, that allows customers to reduce operating costs by increasing payload. Our investments in both product and customer facing talent are in support of our profitable growth agenda for Supreme,” Weber added.

Gross margin, as a percentage of sales, contracted to 18.0%, compared with 20.5% in 2013’s first half. This resulted in first half gross profit declining to $22.5 million, compared with $25.6 million in last year’s comparable period primarily due to unfavorable product mix, shortages of light duty chassis and severe weather conditions in the first quarter of 2014. Income from continuing operations in the first half of 2014 was $4.5 million, compared with $6.6 million a year ago.

The net loss generated by the Company’s discontinued operations in the first half of 2014 totaled $1.6 million, compared with $3.4 million in the first half of 2013. Including the impact of discontinued operations from both periods, reported net income for the 2014 six months was $2.9 million, or $0.17 per diluted share, compared with $3.2 million, or $0.20 per diluted share in 2013.

Sales order backlog at the end of the quarter was $56.8 million, and $62.9 million at the end of the second quarter of 2013.  Second quarter 2013 backlog included $8.9 million of fleet orders that were placed later than normal in the year.

Additional financial highlights:

•                  Cash and equivalents increased to $12.5 million, up from $3.9 million at December 28, 2013.

•                  Net cash provided by operating activities during the first half of 2014 was $6.2 million, compared with $4.5 million of net cash generated by operations in 2013.

•                  Stockholders’ equity increased to $77.6 million at June 28, 2014, compared with $74.1 million at December 28, 2013.

Conference Call Information

A conference call will be held tomorrow, July 25, 2014, at 9:00 a.m. ET to review the second quarter and first half results. To participate in the live call, dial 877-300-8521 (International: 412-317-6026) 10 minutes before the call begins, or 8:50 a.m. ET. The conference ID is 10049392. The call also will be streamed live and can be accessed at http://www.SupremeInd.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of truck bodies and specialty vehicles produced to the specifications of its customers. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the Company are available on the Internet at: http://www.supremeind.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases and severe interest rate increases. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Investor and Media Contact:

Matthew J. Dennis, CFA

Investor Relations

574-228-4130

—FINANCIAL RESULTS FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
Net Sales	$71,552,068	$68,909,290	$124,945,625	$125,280,459
Cost of sales	56,914,412	54,386,401	102,417,462	99,654,522
Gross profit	14,637,656	14,522,889	22,528,163	25,625,937

Selling, general and administrative expenses	8,301,473	8,126,775	15,821,463	15,931,705
Other income	(61,970)	(16,733)	(99,195)	(723,695)
Operating income	6,398,153	6,412,847	6,805,895	10,417,927

Interest expense	77,335	39,472	153,446	137,565
Income from continuing operations before income taxes	6,320,818	6,373,375	6,652,449	10,280,362

Income tax expense	2,065,386	2,399,580	2,173,000	3,696,085
Income from continuing operations	4,255,432	3,973,795	4,479,449	6,584,277

Discontinued operations:
Gain on sale of Bus operations, net of tax	—	—	87,036	—
Operating loss of discontinued Bus operations, net of tax	—	(3,048,664)	(1,654,459)	(3,355,340)
Loss of discontinued Bus operations, net of tax	—	(3,048,664)	(1,567,423)	(3,355,340)

Net income	$4,255,432	$925,131	$2,912,026	$3,228,937

Basic income (loss) per share:
Income from continuing operations	$0.26	$0.25	$0.27	$0.41
Loss from discontinued operations	—	(0.19)	(0.09)	(0.21)
Net income	$0.26	$0.06	$0.18	$0.20

Diluted income (loss) per share:
Income from continuing operations	$0.25	$0.24	$0.26	$0.40
Loss from discontinued operations	—	(0.18)	(0.09)	(0.20)
Net income	$0.25	$0.06	$0.17	$0.20

Shares used in the computation of income (loss) per share:

Basic	16,341,887	16,098,387	16,258,466	16,053,098
Diluted	16,757,781	16,462,115	16,705,887	16,356,692

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 28, 2014	Dec. 28, 2013
	(Unaudited)
Assets
Current assets	$64,914,748	$65,923,357
Property, plant and equipment, net	46,358,183	46,387,839
Other assets	1,067,195	1,219,655
Total assets	$112,340,126	$113,530,851

Liabilities
Current liabilities	$24,279,999	$28,343,456
Long-term liabilities	10,469,525	11,107,228
Total liabilities	34,749,524	39,450,684
Total stockholders’ equity	77,590,602	74,080,167
Total liabilities and stockholders’ equity	$112,340,126	$113,530,851